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                                                                   EXHIBIT 10(B)

                                   SUMMARY OF
                                AMENDMENT TO THE
                       BALTIMORE GAS AND ELECTRIC COMPANY
                            EXECUTIVE BENEFITS PLAN

    During 1993, the Board of Directors of Baltimore Gas and Electric Company granted management the authority to amend the Executive Benefits Plan ("Plan") to secure the supplemental pension benefits of Plan participants. The amendment will not increase the amount of supplemental pension benefits under the Plan. In the past, the supplemental pension benefits were unfunded (i.e., no money was set aside on behalf of the executive as the benefit was earned), and the benefits were paid from the Company's general funds when the executive retired. To provide security, supplemental pension benefits under the Plan will now be accrued and funded through a trust at the time they are earned. An executive officer's accrued benefits in the trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of the Company followed within two years by the executive's demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the trust upon the later of age 55 or employment termination. Payout of supplemental pension benefits will be available in the form of a lump sum payment. To date, no payments have been made to the trust.

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